Exhibit 99.1

Hannon Armstrong Announces Q3 2017 GAAP Earnings per Share of $0.14 and Core Earnings per Share of $0.31

ANNAPOLIS, Md., November 1, 2017 /PRNewswire/ — Hannon Armstrong Sustainable Infrastructure Capital, Inc. (“Hannon Armstrong,” “we,” “our” or the “Company”) (NYSE: HASI), a leading investor in sustainable infrastructure, including energy efficiency and renewable energy, today reported earnings as shown in the table below:

	For the Three Months Ended September 30, 2017		For the Three Months Ended September 30, 2016
	$ in thousands	Per Share	$ in thousands	Per Share
GAAP Net Income	$7,933	$0.14	$3,329	$0.07
Core Earnings (1)	$16,362	$0.31	$12,486	$0.29

	For the Nine Months Ended September 30, 2017		For the Nine Months Ended September 30, 2016
	$ in thousands	Per Share	$ in thousands	Per Share
GAAP Net Income	$27,472	$0.52	$10,244	$0.23
Core Earnings (1)	$49,724	$0.96	$37,405	$0.92

“Given rising interest rates and a flattening yield curve, we have moved to fix out rates, extend maturities and increase our leverage. With transactions either closed, locked or committed, we will have approximately 94% of our debt at fixed interest rates and leverage above 2:1 to 1. The transactions taken together further strengthen our balance sheet and significantly improve liquidity,” said President and CEO, Jeffrey Eckel. “In light of these steps, we are now expecting the moderately higher borrowing costs will result in our annual core earnings per share to be at, or a bit below, the low point of our previously announced guidance range.” He went on to say: “Our focus for the remainder of the year will be on converting our pipeline into completed transactions and continuing to build our pipeline to support a successful 2018.”

Highlights

•	Approximately $645 million of additional fixed-rate debt – leading to approximately 94% fixed-rate debt level based on the following transactions

•	3.57%, $134 million, 24 year fully amortizing debt closed in September

•	3.86%, $164 million, 25 year fully amortizing debt closed in October

•	4.125%, $150 million debut convertible notes with a 20.0% conversion premium, closed in August

•	the conversion of approximately $198 million of floating-rate debt to amortizing fixed-rate debt with anticipated closing in the fourth quarter

•	Assigned our first investment grade corporate rating of BBB (low) LT Issuer Rating by DBRS, Inc.

•	Debt to equity ratio of 2.1 to 1 as of September 30, 2017

•	Grew balance sheet to more than $2.3 billion, widely diversified across approximately 170 separate investments

•	Closed approximately $751 million of transactions year to date 2017, compared to approximately $712 million in the same period in 2016

•	Delivered $0.14 GAAP EPS in the third quarter of 2017, compared to $0.07 in the third quarter 2016

•	Delivered $0.31 Core EPS in the third quarter 2017, compared to $0.29 in the third quarter 2016

•	Declared $0.33 per share quarterly dividend, for an annualized yield of 5.5% based on our closing stock price of $24.06 on October 31, 2017

•	Diversified pipeline of over $2.5 billion

“While we estimate the difference in core earnings, between the low end of our targeted fixed debt range of 60% and our approximately 94% fixed we expect in Q4, is up to $0.10 per year, we believe that reducing our exposure to rising interest rates was prudent,” said Chief Financial Officer Brendan Herron. “These actions further strengthen our balance sheet, continue to diversify our lender base and extend maturities to 2019 and beyond.”

(1)	The difference between GAAP net income and core earnings is primarily the result of adjusting for a return on capital from our equity investments in renewable energy projects and adding back non-cash equity-based compensation. A reconciliation of our GAAP net income to core earnings is included in this press release.

Portfolio

Our Portfolio totaled approximately $2.0 billion as of September 30, 2017, and included approximately $0.4 billion of energy efficiency, approximately $1.4 billion of renewable energy (wind and solar), and approximately $0.2 billion other sustainable infrastructure investments. The following is an analysis of our Portfolio by type of obligor as of September 30, 2017:

	Investment Grade
	Government (1)	Commercial (2)	Commercial Non- Investment Grade (3)	Subtotal, Debt and Real Estate	Equity Method Investments	Total
	($ in millions)
Financing receivables and investments	$679	$504	$10	$1,193	$—	$1,193
Real estate (4)	—	314	—	314	21	335
Equity investments in renewable energy projects	—	—	—	—	519	519

Total	$679	$818	$10	$1,507	$540	$2,047

Average Remaining Balance (5)	$12	$9	$5	$10	$20	$12

(1)	Transactions where the ultimate obligor is the U.S. federal government or state or local governments where the obligors are rated investment grade (either by an independent rating agency or based upon our internal credit analysis). This amount includes $474 million of U.S. federal government transactions and $205 million of transactions where the ultimate obligors are state or local governments. Transactions may have guaranties of energy savings from third party service providers, the majority of which are entities rated investment grade by an independent rating agency.
(2)	Transactions where the projects or the ultimate obligors are commercial entities that have been rated investment grade (either by an independent rating agency or based on our internal credit analysis). Of this total, $10 million of the transactions have been rated investment grade by an independent rating agency. Commercial investment grade financing receivables include $310 million of internally rated residential solar loans made on a non-recourse basis to special purpose subsidiaries of the SunPower Corporation, for which we rely on certain limited indemnities, warranties, and other obligations of the SunPower Corporation or its other subsidiaries.
(3)	Transactions where the projects or the ultimate obligors are commercial entities that have ratings below investment grade (either by an independent rating agency or using our internal credit analysis).
(4)	Includes the real estate and the lease intangible assets (including those held through equity method investments) from which we receive scheduled lease payments, typically under long-term triple net lease agreements.
(5)	Excludes approximately 130 transactions each with outstanding balances that are less than $1 million and that in the aggregate total $51 million.

Third Quarter Financial Results

Revenue grew by approximately $7.4 million, or 39%, for the three months, and approximately $17.1 million, or 28%, for the nine months ended September 30, 2017, as compared to the same periods last year. Increases were primarily driven by growth in the Portfolio to $2.0 billion as of September 30, 2017 from $1.4 billion as of September 30, 2016 as well as higher gain on sale income for both the quarter and year to date. GAAP equity method income grew by approximately $5.5 million for the three months and approximately $16.7 million for the nine months ended September 30, 2017, compared to the same periods last year, due to both additional investments and increased income allocations from certain projects.

The growth in both revenue and income from the equity method investments was offset by an approximately $7.0 million increase in interest expense for the three months, and an approximately $13.8 million increase interest expense for the nine months ended September 30, 2017, as compared to the same periods last year. This increase was primarily the result of higher average outstanding borrowings, including higher fixed-rate debt and an increase in interest rates.

Other expenses (compensation and benefits and general and administrative expenses) increased by approximately $1.4 million for the three months, and by approximately $2.8 million for the nine months ended September 30, 2017, as compared to the same periods in 2016 due primarily to additional costs associated with the growth of the Company.

Core earnings grew by approximately $3.9 million for the three months, and by approximately $12.3 million for the nine months ended September 30, 2017, over the same periods last year due to factors described above.

A reconciliation of our GAAP net income to core earnings is included in this press release.

An analysis of our fixed-rate debt and leverage ratios as of September 30, 2017 and a pro forma analysis including the transactions closed, locked or committed as of September 30, 2017, are shown in the charts below.

	As of
	September 30, 2017	% of Total	December 31, 2016	% of Total
	($ in millions)
Floating-rate borrowings (1)	$411	29%	$320	33%
Fixed-rate debt (2)	$986	71%	$655	67%

Total	$1,397	100%	$975	100%

Leverage (3)	2.1 to 1		1.7 to 1

	September 30, 2017	Adjustments (4)	Pro forma as of September 30, 2017	% of Total
	($ in millions)
Floating-rate borrowings (1)	$411	$(328)	$83	6%
Fixed-rate debt (2)	$986	$362	$1,348	94%

Total	$1,397	$34	$1,431	100%

Leverage (3)	2.1 to 1		2.2 to 1

(1)	Floating-rate borrowings include borrowings under our floating-rate credit facilities (“credit facilities”) and approximately $236 million and $37 million of nonrecourse debt that has not been hedged as of September 30, 2017 and December 31, 2016, respectively.
(2)	Fixed-rate debt also includes the present notional value of nonrecourse debt that is hedged using interest rate swaps.
(3)	Leverage, as measured by our debt-to-equity ratio. This calculation excludes securitizations that are not consolidated on our balance sheet (where the collateral is typically financing receivables with U.S. government obligors).
(4)	Pro forma adjustments reflect: (i) the $164 million, 25 year fixed-rate debt with yield of 3.86%, closed in October 2017, $130 million of which was used to pay down the credit facilities and (ii) the approximately $198 million of fixed-rate debt to be converted from floating to fixed-rate in the fourth quarter as part of the refinancing of the credit agreement we entered into in June of 2017. The pro forma information is presented as if the transaction described in the preceding sentence all had occurred on September 30, 2017, and is not necessarily indicative of what our actual financial position would have been as of the period indicated, nor does it purport to represent our future financial position.

Conference Call and Webcast Information

Hannon Armstrong will host an investor conference call today, November 1, 2017, at 5:00 pm eastern time. The conference call can be accessed live over the phone by dialing 1-888-245-0932, or for international callers, 1-719-325-4773. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 3963781. The replay will be available until November 8, 2017.

A webcast of the conference call will also be available through the Investor Relations section of our website, at www.hannonarmstrong.com. A copy of this press release is also available on our website.

About Hannon Armstrong

Hannon Armstrong (NYSE: HASI) invests in sustainable infrastructure markets, including energy efficiency and renewable energy. We focus on providing preferred or senior level capital to established sponsors and high credit quality obligors for assets that generate long-term, recurring, and predictable cash flows. We are based in Annapolis, Maryland.

Forward-Looking Statements

Some of the information contained in this press release is forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are subject to risks and uncertainties. For these statements, we claim the protections of the safe harbor for forward-looking statements contained in such Sections. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, we intend to identify forward-looking statements.

Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K for the year ended December 31, 2016 as amended by our Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2016 (collectively, our “2016 Form 10-K”) that was filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as in other reports that we file with the SEC. Statements regarding the following subjects, among others, may be forward-looking:

•	our expected returns and performance of our investments;

•	the state of government legislation, regulation and policies that support or enhance the economic feasibility of sustainable infrastructure projects, including energy efficiency and renewable energy projects and the general market demands for such projects;

•	market trends in our industry, energy markets, commodity prices, interest rates, the debt and lending markets or the general economy;

•	our business and investment strategy;

•	availability of opportunities to invest in sustainable infrastructure projects, including energy efficiency and renewable energy projects and our ability to complete potential new opportunities in our pipeline;

•	our relationships with originators, investors, market intermediaries and professional advisers;

•	competition from other providers of capital;

•	our or any other companies’ projected operating results;

•	actions and initiatives of the federal, state and local governments and changes to federal, state and local government policies, regulations, tax laws and rates and the execution and impact of these actions, initiatives and policies;

•	the state of the U.S. economy generally or in specific geographic regions, states or municipalities, economic trends and economic recoveries;

•	our ability to obtain and maintain financing arrangements on favorable terms, including securitizations;

•	general volatility of the securities markets in which we participate;

•	changes in the value of our assets, our portfolio of assets and our investment and underwriting process;

•	rates of default or decreased recovery rates on our assets;

•	interest rate and maturity mismatches between our assets and any borrowings used to fund such assets;

•	changes in interest rates and the market value of our assets and target assets;

•	changes in commodity prices;

•	effects of hedging instruments on our assets or liabilities;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	impact of and changes in accounting guidance and similar matters;

•	our ability to maintain our qualification as a real estate investment trust for U.S. federal income tax purposes (a “REIT”);

•	our ability to maintain our exception from registration under the Investment Company Act of 1940, as amended (the “1940 Act”);

•	availability of qualified personnel;

•	estimates relating to our ability to make distributions to our stockholders in the future; and

•	our understanding of our competition.

Forward-looking statements are based on beliefs, assumptions and expectations as of the date of this press release. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements after the date of this earnings release, whether as a result of new information, future events or otherwise.

The revised guidance reflects the Company’s estimates of (i) yield on its existing Portfolio; (ii) yield on incremental Portfolio investments, inclusive of the Company’s existing pipeline; (iii) amount, timing, and costs of debt and equity capital to fund new investments; and (iv) changes in costs and expenses reflective of the Company’s forecasted operations. All guidance is based on current expectations of future economic conditions, the regulatory environment, the dynamics of the markets in which it operates and the judgment of the Company’s management team. The Company has not provided GAAP guidance as forecasting a comparable GAAP financial measure, such as net income, would require that the Company apply the HLBV method to these investments. In order to forecast for 2017 under the HLBV method, the Company would be required to make various assumptions related to expected changes in the net asset value of the various entities and how such changes would be allocated under HLBV. GAAP HLBV earnings over a period of time are very sensitive to these assumptions especially in regard to when a partnership transactions flips and thus the liquidation scenarios change materially. The Company believes that these assumptions would require unreasonable efforts to complete and if completed, the wide variation in projected GAAP earnings based upon a range of scenarios would not be meaningful to investors. Accordingly, the Company has not included a GAAP reconciliation table related to any Core Earnings guidance.

The risks included here are not exhaustive. Our 2016 Form 10-K or other regulatory filings may include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Investor Relations

410-571-6189

investors@hannonarmstrong.com

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue:
Interest income, financing receivables	$15,374	$12,043	$43,129	$36,178
Interest income, investments	1,316	494	3,617	1,303
Rental income	5,286	2,977	14,259	8,768
Gain on sale of receivables and investments	3,529	2,724	15,204	13,665
Fee income	897	770	2,268	1,422

Total Revenue	26,402	19,008	78,477	61,336
Expenses:
Interest expense	17,584	10,635	46,728	32,945
Compensation and benefits	5,347	4,325	15,732	14,497
General and administrative	2,367	1,991	7,694	6,129

Total Expenses	25,298	16,951	70,154	53,571

Income (loss) before equity method investments	1,104	2,057	8,323	7,765
Income (loss) from equity method investments	6,876	1,331	19,424	2,677

Income (loss) before income taxes	7,980	3,388	27,747	10,442
Income tax (expense) benefit	(5)	(41)	(119)	(123)

Net Income (loss)	$7,975	$3,347	$27,628	$10,319

Net income (loss) attributable to non-controlling interest holders	42	18	156	75

Net Income (loss) attributable to controlling stockholders	$7,933	$3,329	$27,472	$10,244

Basic earnings per common share	$0.14	$0.07	$0.52	$0.23

Diluted earnings per common share	$0.14	$0.07	$0.52	$0.23

Weighted average common shares outstanding—basic	51,655,868	41,988,036	49,924,224	38,924,977
Weighted average common shares outstanding—diluted	51,655,868	41,988,036	49,924,224	38,924,977

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

CONSOLIDATED BALANCE SHEET

($ IN THOUSANDS, EXCEPT PER SHARE DATA)

	September 30, 2017 (unaudited)	December 31, 2016
Assets
Financing receivables	$1,062,051	$1,042,237
Investments	130,540	58,058
Real estate	313,642	172,257
Equity method investments	540,150	363,297
Cash and cash equivalents	90,752	29,428
Other assets	173,550	80,610

Total Assets	$2,310,685	$1,745,887

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable, accrued expenses and other	$33,187	$25,219
Deferred funding obligations	225,817	170,892
Credit facilities	174,742	283,346
Non-recourse debt (secured by assets of $1,416 million and $864 million, respectively)	1,076,326	692,091
Convertible notes	145,914	0

Total Liabilities	1,655,986	1,171,548

Stockholders’ Equity:
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share, 450,000,000 shares authorized, 51,656,224 and 46,493,155 shares issued and outstanding, respectively	517	465
Additional paid in capital	768,665	663,744
Accumulated deficit	(117,122)	(92,213)
Accumulated other comprehensive income (loss)	(1,009)	(1,388)
Non-controlling interest	3,648	3,731

Total Stockholders’ Equity	654,699	574,339

Total Liabilities and Stockholders’ Equity	$2,310,685	$1,745,887

EXPLANATORY NOTES

Non-GAAP Financial Measures

Core Earnings

We calculate core earnings as GAAP net income excluding non-cash equity compensation expense, non-cash provision for credit losses, amortization of intangibles, any one-time acquisition related costs or non-cash tax charges and the earnings attributable to our non-controlling interest of our Operating Partnership. We also make an adjustment to account for our equity method investments in the renewable energy projects as described below. In the future, core earnings may also exclude one-time events pursuant to changes in GAAP and certain other non-cash charges as approved by a majority of our independent directors.

Certain of our equity method investments in renewable energy projects are structured using typical partnership “flip” structures where we, along with any other institutional investors, if any, receive a pre-negotiated preferred return consisting of priority distributions from the project cash flows, in many cases, along with tax attributes. Once this preferred return is achieved, the partnership “flips” and the renewable energy company, which operates the project, receives more of the cash flows through its equity interests while we, and any other institutional investors, retain an ongoing residual interest. We typically negotiate the purchase prices of these projects, which have a finite expected life, based on our assessment of the expected cash flows we will receive from these projects discounted back to the net present value, based on a target investment rate, with the expected cash flows to be received in the future reflecting both a return on the capital (at the investment rate) and a return of the capital we have committed to the project. This is also similar to how we negotiate many of our financing receivables.

Under GAAP, we account for these investments utilizing the hypothetical liquidation at book value (“HLBV”) method. Under this method, we recognize income or loss based on the change in the amount each partner would receive, typically based on the negotiated profit and loss allocation, if the assets were liquidated at book value, after adjusting for any distributions or contributions made during such quarter. The HLBV allocations of income or loss are also impacted by the receipt of tax attributes, as tax equity investors are allocated losses in proportion to the tax benefits received while the sponsors of the project are allocated gains of a similar amount. In addition, the agreed upon allocations of the project’s cash flows may differ materially from the profit and loss allocation used for the HLBV calculations.

The cash distributions for our equity method investments are segregated into a return on and return of capital on our cash flow statement based on the cumulative income that has been allocated using the HLBV method. However, as a result of the application of the HLBV method, including the impact of tax allocations, the high levels of depreciation and other non-cash expenses that are common to renewable energy projects and the differences between the agreed upon profit and loss and the cash flow allocations, the distributions and thus the economic returns (i.e. return on capital) achieved from the investment are often significantly different from the income or loss that is allocated to us under the HLBV method. Thus, in calculating core earnings, we further adjust GAAP net income to take into account our calculation of the return on capital (based upon the investment rate) from our renewable energy equity method investments, as adjusted to reflect the performance of the project and the cash distributed. We believe this adjustment to our GAAP net income in calculating our core earnings measure is an important supplement to the HLBV income allocations determined under GAAP for an investor to understand the economic performance of these investments.

For the three and nine months ended September 30, 2017, we recognized $7 million and $19 million in income under GAAP for our equity investments in renewable energy projects. We reversed the GAAP income and recorded $12 million and $31 million for core earnings as discussed above to reflect our return on capital from these investments for the three and nine months ended September 30, 2017, respectively. This compares to the collected cash distributions from these equity method investments of approximately $27 million and $66 million, for the three and nine months ended September 30, 2017, with the difference between core earnings and cash collected representing a return of capital.

We believe that core earnings provides an additional measure of our core operating performance by eliminating the impact of certain non-cash expenses and facilitating a comparison of our financial results to those of other comparable REITs with fewer or no non-cash charges and comparison of our own operating results from period to period. Our management uses core earnings in this way. We believe that our investors also use core earnings, or a comparable supplemental performance measure, to evaluate and compare our performance to that of our peers, and as such, we believe that the disclosure of core earnings is useful to our investors.

However, core earnings does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), or an indication of our cash flow from operating activities (determined in accordance with GAAP), or a measure of our liquidity, or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating core earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and accordingly, our reported core earnings may not be comparable to similar metrics reported by other REITs.

Reconciliation of our GAAP Net Income to Core Earnings

We have calculated our core earnings and provided a reconciliation of our GAAP net income to core earnings for the three and nine months ended September 30, 2017 and 2016 in the tables below:

	Three Months Ended September 30,
	2017		2016
	$	Per Share	$	Per Share
	($ in thousands, except per share amounts)
Net income attributable to Controlling Stockholders	$7,933	$0.14	$3,329	$0.07
Core earnings adjustments:
Reverse GAAP income from equity method investments	(6,876)		(1,331)
Add back Core equity method investments earnings (1)	11,754		7,575
Non-cash equity-based compensation charges (2)	2,798		2,531
Other core adjustments (3)	753		382

Core earnings (4)	$16,362	$0.31	$12,486	$0.29

(1)	Reflects adjustment for equity method investments described above.

(2)	Reflects adjustment for non-cash equity based compensation.
(3)	See detail below.
(4)	Core earnings per share for the three months ended September 30, 2017 and September 30, 2016, are based on 53,610,895 shares and 43,596,100 shares outstanding, respectively, which represent the weighted average number of fully diluted shares outstanding during such period including participating securities and the minority interest in our Operating Partnership. We include any potential common stock issuance in this calculation related to our convertible notes using the treasury stock method.

	Nine Months Ended September 30,
	2017		2016
	$	Per Share	$	Per Share
	($ in thousands, except per share amounts)
Net income attributable to controlling stockholders	$27,472	$0.52	$10,244	$0.23
Core earnings adjustments:
Reverse GAAP income from equity method investments	(19,424)		(2,677)
Add back Core equity method investments earnings (1)	31,294		21,235
Non-cash equity-based compensation charges (2)	8,351		7,452
Other core adjustments(3)	2,031		1,151

Core earnings (4)	$49,724	$0.96	$37,405	$0.92

(1)	Reflects adjustment for equity method investments described above.
(2)	Reflects adjustment for non-cash equity based compensation.
(3)	See detail below.
(4)

Core earnings per share for the nine months ended September 30, 2017 and September 30, 2016, are based on 51,767,444 shares and 40,589,360 shares outstanding, respectively, which represent the weighted average number of fully diluted shares outstanding during such period including participating securities and the minority interest in our Operating Partnership. We include any potential common stock issuance in this calculation related to our convertible notes using the treasury stock method.

The table below provides a reconciliation of the Other core adjustments:

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
	($ in thousands)
Other core adjustments:
Amortization of intangibles (1)	$711	$364	$1,875	$1,076
Net income attributable to non-controlling interest	42	18	156	75

Other core adjustments	$753	$382	$2,031	$1,151

(1)	Adds back non-cash amortization of lease and pre-IPO intangibles.

The table below provides a reconciliation of the GAAP SG&A expenses to Core SG&A expenses:

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
	($ in thousands)
GAAP SG&A expenses

Compensation and benefits	$5,347	$4,325	$15,732	$14,497
General and administrative	2,367	1,991	7,694	6,129

Total SG&A expenses (GAAP)	$7,714	$6,316	$23,426	$20,626

Core SG&A expenses adjustments:
Non-cash equity-based compensation charge (1)	$(2,798)	$(2,531)	$(8,351)	$(7,452)
Amortization of intangibles (2)	(50)	(51)	(152)	(152)

Core SG&A expenses adjustments	(2,848)	(2,582)	(8,503)	(7,604)

Core SG&A expenses	$4,866	$3,734	$14,923	$13,022

(1)	Reflects add back of non-cash amortization of stock based compensation. Outstanding grants related to stock based compensation are included in Core earnings per share calculation.
(2)	Adds back non-cash amortization of pre-IPO intangibles.